April 1, 1997



Mr. John Stanley
9 Rue du Comte D'Orsay
78240 Chambourcy
FRANCE

Dear John:

         I am pleased to reaffirm the terms and conditions upon which you are employed as Chairman of Lexmark International, Ltd. and President and Chief Executive of Lexmark Europe. All of the terms and conditions described in my letter to you dated October 1, 1995 (the "Employment Agreement") are hereby restated except for the following amendment. The second sentence of the first paragraph on the second page of the Employment Agreement, "However, solely for the purposes of calculating the payment to be made to you upon termination, we agree to use, as further specified below, a period commencing on the date hereof and ending on April 1, 1997 (the "Base Period")", shall be replaced in its entirety by the following sentence:

         However, solely for the purposes of calculating the payment to be made to you upon termination, we agree to use, as further specified below, a period commencing on April 1, 1997 and ending on March 31, 1998 (the "Base Period").

         Please   acknowledge  your  acceptance  of,  and  agreement  with,  the foregoing by signing in the appropriate space below, and return a copy of this letter to me.




                                                    /s/ Marvin L. Mann
                                                    ------------------
                                                    Marvin L. Mann


ACCEPTED AND AGREED:


/s/ John Stanley
----------------
John Stanley